Exhibit 99.1

For more information, contact:
Larry B. Prescott	Dolores Chenoweth
Senior Vice President and Chief Financial Officer	in-ves.com
T.J.T., Inc.	(503) 469-0338
(208) 365-5321

T.J.T, INC. EARNINGS PER SHARE UP 400 PERCENT
IN FOURTH QUARTER

EMMETT, IDAHO -DECEMBER 3, 2003 - T.J.T., Inc. (OTCBB:AXLE:BB), a recycler of axles and tires and wholesale distributor of O.E.M. parts and aftermarket material to the manufactured housing industry, today reported significantly improved profitability for the fourth quarter and year ended September 30, 2003.

Sales in the quarter were $5.1 million, down 7 percent from $5.5 million in the same year ago period, attributable primarily to the closure of the company’s Phoenix, Arizona location in June 2003. Lower cost of goods and decreased selling, general and administrative expenses fueled the stronger results. Gross profit rose nearly 3 percent in the fourth quarter of 2003 while expenses dropped 10 percent reflecting, in part, reduced costs from closure of the Arizona operation. Net income for the quarter was $204,000, or $0.05 per share, compared to $39,000, or $0.01 per share, in 2002.

“At our ongoing locations, sales in the fourth quarter actually increased 6 percent,” said Terrence Sheldon, president and chief executive officer of T.J.T. “The manufactured housing market remains sluggish but we continue to gain more market share.”

For the fiscal year ended September 30, 2003, sales of $19.7 million were off slightly from $20.4 million in the 2002 period. The $658,000 decline resulted from the closing of the Arizona operation in June 2003. Higher gross profit and lower selling, general and administrative expenses boosted net income to $132,000, or $0.03 per share, compared to a loss of $139,000, or ($0.03) per share, before the cumulative effect of an accounting change in the 2002 fiscal year. In 2002, implementation of SFAS 142 “Goodwill and Other Intangible Assets” resulted in a $748,000 write down of goodwill net of taxes , increasing the loss for a year ago to $887,000, or $(0.20) per share.

“We ended the fiscal year with a stronger balance sheet than a year ago,” noted Sheldon. “Cash and cash equivalents are up 40 percent over the same time last year and the company has no long term debt.”

Established in 1977, T.J.T is a wholesale distributor of O.E.M. parts and aftermarket materials to the manufactured housing industry and the largest recycler and supplier of manufactured home axles and tires in the western United States. The company operates recycling facilities in Idaho, Washington, California and Colorado and serves customers in eleven Western states. This release contains certain forward-looking statements, which are based on management’s current expectations including, but not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition changes in legislation or regulations, and other economic, competitive, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and services.

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T.J.T., INC.

BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Sept. 30 2003	Sept. 30, 2002

Current assets:
Cash and cash equivalents	$1,072	$767
Accounts receivable and notes receivable (net of allowances for doubtful accounts of $68 and $129)	1,374	1,247
Inventories	2,566	2,593
Prepaid expenses and other current assets	107	99
Total current assets	5,119	4,706

Property, plant and equipment, net of accumulated depreciation	594	699

Notes receivable	323	232
Notes receivable from related parties	89	156
Real estate held for investment	341	523
Investment in joint venture	452	—
Deferred tax asset	450	539
Other assets	174	135
Total assets	$7,542	$6,990

Current liabilities:
Accounts payable	$864	$655
Accrued liabilities	549	334
Total current liabilities	1,413	989

Deferred credits and other noncurrent obligations	79	83
Total liabilities	1,492	1,072

Shareholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding
Common stock, $.001 par value; 10,000,000 shares authorized; 4,504,939 shares issued and outstanding	5	5
Capital surplus	5,788	6,181
Retained earnings	257	125
Treasury stock (349,800 shares at cost)	—	(393)
Total shareholders’ equity	6,050	5,918
Total liabilities and shareholders’ equity	$7,542	$6,990

T.J.T., INC.

STATEMENTS OF OPERATION

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002

Sales (net of returns and allowances):
Axles and tires	$3,810	$4,200	$15,215	$15,594
Accessories and siding	1,302	1,308	4,513	4,792
Total sales	5,112	5,508	19,728	20,386

Cost of goods sold
Axles and tires	2,920	3,398	12,332	12,690
Accessories and siding	930	908	3,149	3,382
Cost of goods sold	3,850	4,306	15,481	16,072

Gross profit	1,262	1,202	4,247	4,314

Selling, general and administrative expenses	1,061	1,173	4,259	4,709

Operating income (loss)	201	29	(12)	(395)

Interest income	14	8	51	43
Investment property income (expense)	40	32	68	116
Income from joint venture	51	—	63	—
Rental income	20	4	34	12
Other income (expense)	7	(5)	24	18

Income (loss) before taxes	333	68	228	(206)

Income taxes (benefit)	129	30	96	(67)

Income (loss) before cumulative effect of accounting change	204	38	132	(139)

Cumulative effect of accounting change, net of income taxes	—	—	—	(748)

Net income (loss)	$204	$38	$132	$(887)

Net income (loss) per common share
Continuing operations	$.05	$.01	$.03	$(.03)
Cumulative effect of accounting change	—	—	—	(0.17)

Net income (loss)	$.05	$.01	$.03	$(.20)

Weighted average shares outstanding	4,504,939	4,504,939	4,504,939	4,504,939

T.J.T., INC.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

For the year ended September 30,	2003	2002

Cash flows from operating activities:
Net income (loss)	$132	$(887)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	226	362
Cumulative effect of accounting change	—	748
(Gain) loss on sale of assets	(94)	(107)
Equity earnings in joint venture	(63)	—
Change in receivables	(116)	246
Change in inventory	(232)	86
Change in prepaid expenses and other current assets	(8)	(19)
Change in accounts payable	209	(104)
Change in taxes	146	19
Change in other assets and liabilities	106	(60)
Net cash provided/used by operating activities	306	284

Cash flows from investing activities:
Additions to property, plant and equipment	(124)	(73)
Issuance of notes receivable	—	—
Payments on notes receivable	89	110
Proceeds from sale of assets	28	25
Investment in joint venture	(130)	—
Land purchased for investment	(17)	(28)
Sale of land purchased for investment	153	120
Net cash provided/used by investing activities	(1)	154

Cash flows from financing activities:
Treasury stock transactions	—	—
Net proceeds(payments) from debt	—	—
Net cash provided/used by financing activities	—	—

Net increase/(decrease) in cash and cash equivalents	305	438
Cash and cash equivalents at October 1	767	329

Cash and cash equivalents at September 30	$1,072	$767

Supplemental information:
Interest paid	$1	$2
Income tax refunds/(payments)	—	34

Noncash transactions:
Sale of land by issuance of note receivable	$120	$74
Cumulative effect of accounting change	—	748
Prepaid operating lease	—	4
Reaquisition of investment property by cancellation of note receivable	—	40
Inventory invested in joint venture	259	—